The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media William Barksdale 813-775-4208 william.barksdale@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2022 RESULTS
•First quarter net income of $1.18 billion, Adjusted EBITDA(1) of $1.45 billion
•Colonsay is now running at an expanded annual run-rate of 1.3 million tonnes. Production growth expected over the next 18 months in both phosphates and potash
•Capital return totaled $463 million in the first quarter

TAMPA, FL, May 2, 2022 - The Mosaic Company (NYSE: MOS), reported net income of $1.18 billion, or $3.19 per diluted share, for the first quarter of 2022. Adjusted EPS(1) was $2.41 and Adjusted EBITDA(1) was $1.45 billion. Gross margin was $1.44 billion, compared to $435 million a year ago.

“Mosaic's first quarter results show the strength of our business, which is able to meet customer needs while also delivering value for our shareholders,” said Joc O’Rourke, President and CEO. "Looking forward, we expect higher annual production across our global platform in both potash and phosphates, as a result of the completed ramp up of Esterhazy K3, a higher run-rate at Colonsay, and a recovery of phosphate output from our North American operations. We take our responsibility of helping the world grow the food it needs very seriously and are working to mitigate some of the impact of reduced global supply by efficiently maximizing output."

Highlights:
•First quarter revenues were up 71 percent year-over-year to $3.9 billion, as stronger pricing more than offset lower volumes. The gross margin rate in the quarter was 36.7 percent, up from 18.9 percent in first quarter of 2021.
•Adjusted EBITDA totaled $1.45 billion, up from the prior year period total of $560 million. The company generated cash flow from operations of $506 million and free cash flow of $466 million(1).
•Potash operating earnings totaled $563 million and Adjusted EBITDA totaled $651 million in the first quarter of 2022. Esterhazy K3 has now ramped to its full annual run rate of 5.5 million tonnes of MOP production, and Colonsay is operating at an expanded annual run rate of 1.3 million tonnes.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphates operating earnings totaled $493 million and Adjusted EBITDA totaled $632 million in the first quarter of 2022. Operations have recovered from the weather-related headwinds experienced in the second half of 2021.
•Mosaic Fertilizantes operating earnings totaled $187 million and Adjusted EBITDA totaled $233 million in the first quarter of 2022. Results benefited from inventories built late in 2021 that were sold at higher market prices, especially toward the end of the first quarter.
•The company expects Phosphate segment sales volumes of 1.9-2.1 million tonnes and Potash sales volumes of 2.4-2.6 million tonnes in the second quarter. Realized pricing for both nutrients is expected to reflect market pricing on a 60-75 day lag as a result of the impact of delayed rail performance. For phosphates, second quarter DAP prices on an FOB basis are expected to be $140-$160 per tonne higher than prices in the first quarter. Phosphate production costs will be impacted by the rise in input costs, though prices are expected to outpace the rise in raw materials. For potash, second quarter MOP prices on an FOB basis are expected to be $40-$60 per tonne higher than prices realized in the first quarter.
•The company remains committed to its capital allocation strategy:
•Mosaic continues to optimize the balance sheet through the reduction of long term debt and the expansion of short term working capital facilities able to expand and contract with market cycles. The company expects to complete its goal of reducing long-term debt by $1 billion later this year with the retirement of $550 million, which matures in November.
•Mosaic repurchased $422 million in shares during the first quarter, which includes the execution of the previously announced Accelerated Share Repurchase (ASR). Settlement of the ASR occurred on April 22 and required an additional payment of $54 million to compensate for the performance of MOS shares since the ASR was initiated on February 24. Mosaic continues to expect to return a majority of 2022 free cash flow(1), up to 75%, to shareholders through a combination of share repurchases and dividends. In the first quarter, share repurchases and dividends together represented 99% of first quarter free cash flow(1).

•Growth investment in the business is expected to total approximately $400 million in 2022, reflecting the ramp up of Esterhazy K3, which is now complete, reserve additions for a mine extension at South Fort Meade, and other high-returning opportunistic projects throughout the business. Mosaic is exploring expanded output across potash and phosphates through efficient investments that target debottlenecking projects and a restart of idled capacity. Mosaic's global annual potash operating run-rate now stands at 10.8 million tonnes and has the potential to grow by an additional 1.5 million tonnes by the second half of 2023. North American phosphate production in 2022 is expected to be roughly 1 million tonnes higher than production in 2021.

First Quarter Segment Results

Potash Results	1Q 2022	4Q 2021	1Q 2021
Sales Volumes million tonnes*	1.8	2.1	2.0
MOP Selling Price(2)	$582	$414	$200
Gross Margin (GAAP) per tonne	$323	$224	$71
Adjusted Gross Margin (non-GAAP) per tonne(1)	$323	$224	$82
Operating Earnings - millions	$563	$443	$125
Segment Adjusted EBITDA(1) - millions	$651	$517	$212
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Net sales in the Potash segment totaled $1.06 billion for the first quarter, up from $477 million one year ago, due to higher prices partially offset by lower volumes. Gross margin for the first quarter was $579 million compared to $140 million for the same period a year ago.
First quarter sales volumes were down 188,000 tonnes compared to the prior year quarter, reflecting logistical constraints that delayed shipments. During the quarter, winter weather negatively impacted rail performance, which forced containment at our Colonsay and Belle Plaine mines. With the transition to warmer weather, these issues are expected to improve going forward and sales volumes are expected to return to more normal levels. Total potash production is expected to exceed recent historical levels for the remainder of 2022.
MOP cash costs were $81 per tonne in the first quarter, compared to $64 per tonne in the prior year period, with most of the increase resulting from higher price-related royalties that were up $12 per tonne from the first quarter of 2021.

Phosphate Results	1Q 2022	4Q 2021	1Q 2021
Sales Volumes million tonnes*	1.7	1.8	2.1
DAP Selling Price(4)	$785	$676	$426
Gross Margin (GAAP) per tonne	$318	$254	$84
Adjusted Gross Margin (non-GAAP) per tonne(1)	$318	$259	$84
Operating Earnings - millions	$493	$418	$153
Segment Adjusted EBITDA(1) - millions	$632	$571	$271
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)
Net sales in the Phosphate segment were $1.50 billion for the first quarter of 2022, up from $1.00 billion in the prior year period, due to higher year-over-year prices, partially offset by lower volumes. Gross margin was $528 million, compared to $173 million for the same period a year ago, as improved pricing was partially offset by lower volumes and higher raw material costs. Gross margin per tonne was $318 compared to $84 in the prior-year period.
Production of finished phosphates totaled 1.7 million tonnes, down 9 percent year-over-year, and sales volumes totaled 1.7 million tonnes, down 19 percent year-over-year. Shipments were negatively impacted by lower available inventories as well as poor rail performance, which was a reflection of Covid-related labor shortages. Rail cycle times are improving but will likely not reach normal levels until the end of the second quarter.
The price of ammonia realized in cost of goods sold increased to $532 per tonne during the quarter, up $216 per tonne from the prior year period. The realized cost was well below the $1,081 per tonne average spot price in the quarter reflecting the benefits of internal production and the long-term, natural gas-based CF Industries ammonia contract. Roughly 80% of our first quarter ammonia consumption was internally produced or sourced from our CF contract, both of which reflect production economics and provide us with a competitive advantage. The company is receiving the maximum volume of ammonia, approximately 720,000 tonnes per year, under the CF contract.

Mosaic Fertilizantes Results	1Q 2022	4Q 2021	1Q 2021
Sales Volumes million tonnes*	1.8	2.3	2.1
Finished Product Selling Price	$817	$654	$370
Gross Margin (GAAP) per tonne	$120	$95	$50
Adjusted Gross Margin (non GAAP) per tonne(1)	$130	$85	$50
Operating Earnings - millions	$187	$195	$90
Segment Adjusted EBITDA(1) - millions	$233	$197	$104
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(3)Average MAP selling price (Brazil production, delivered price to third party customers)
Net sales in the Mosaic Fertilizantes segment were $1.49 billion for the first quarter, up from $763 million in the prior year period due to higher year-over-year prices, partially offset by lower volumes. Higher costs of goods sold reflect higher prices for purchased nitrogen and potash products for distribution and sulfur and ammonia for phosphate production. Gross margin was $219 million, compared to $103 million for the same period a year ago, primarily as a result of improved pricing and transformation benefits, partially offset by higher raw material costs, inflationary pressures on production costs, and lower volumes.
Other
Selling, general, and administrative costs (SG&A) were $132 million, up from the year-ago period total of $102 million, resulting from the impact of mark-to-market adjustments to long-term incentive compensation and additional spend on consulting and professional services.
The effective tax rate during the quarter was 24.4 percent. The company expects an effective rate for full year 2022 in the mid-20 percent range under current tax laws and regulations.
Market Outlook
Global agriculture markets are reflecting the impact of the conflict between Russia and Ukraine. Together, these countries supply more than 25% of the world's wheat and barley, 16% of corn, 24% of sunflowers, and more than 75% of global sunflower oil. The supply uncertainty created by the conflict continues to drive grain and oilseed prices higher, which were already elevated prior to the war as a result of the 20-year low in global stocks-to-use ratios.
The conflict is also impacting fertilizer supply. Russia accounts for 20% of the world's nitrogen, phosphate, and potash exports. When combined with Belarus, 40% of the global potash supply is at risk. Russian exports of all three nutrients have declined since the beginning of the conflict and sanctions against Belarus remain in place.
In North America, Brazil and China, domestic crop prices continue to justify nutrient application to drive higher yields, despite the rise of input costs. In India, significant wheat export revenue and another favorable monsoon season are underpinning farmer demand for the coming season. Last week, India's government increased importer subsidies for potash and phosphate fertilizers, a move that should help to provide India's growers with access to key nutrients at time when demand is strong and domestic inventories are at historically low levels.
For both potash and phosphates, supply chain constraints and impacts related to COVID are only just beginning to abate. Disappointing rail service in North America experienced during the first quarter has improved but is not expected to reach normal performance levels until the second half of 2022. In Brazil, road and port congestion is also slowing deliveries, though Mosaic continues to benefit from access to its own private ports, sufficient inventory volumes and in-country market positioning. These issues, combined with the current global supply and demand situation, point to persistent tight markets for both phosphates and potash.

2022 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2022:

Modeling Assumptions	Full Year 2022
Total Capital Expenditures	$1.3 billion
Depreciation, Depletion & Amortization	$840 - $860 million
Selling, General, and Administrative Expense	$400 - $420 million
Net Interest Expense	$140 - $150 million
Non-notable adjustments	$100 - $110 million
Effective tax rate	Mid 20’s %
Cash tax rate	High teens to 20%
Sensitivities Table Using 2021 Cost Structure
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2021 actual realized pricing and sales volumes.

Sensitivity	Full year Adj. EBITDA impact(1)	2021 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $53 million (5)	$285
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $94 million	$564
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.39
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, May 3, 2022, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 270-240-0312 Conference ID# 3609948. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for current and historical periods beginning with the quarter ended June 30, 2020, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2022, the company reported the following notable items which, combined, positively impacted earnings per share by $0.78:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$311	$(78)	$0.62
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	100	(25)	0.21
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(9)	3	(0.02)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(18)	5	(0.03)
Fixed asset write-off	Phosphate	Other operating income (expense)	(4)	1	(0.01)
ARO Adjustment	Potash	Other operating income (expense)	(9)	2	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	9	0.03
Total Notable Items			$371	$(83)	$0.78
For the three months ended March 31, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.16):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(46)	$10	$(0.09)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(8)	2	(0.02)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(10)	3	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(5)	2	(0.01)
Accelerated depreciation	Potash	Cost of goods sold	(22)	5	(0.04)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	11	(3)	0.02
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	3	(1)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(4)	(0.01)
Total Notable Items			$(77)	$14	$(0.16)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2022	2021
Net sales	$3,922.3	$2,297.1
Cost of goods sold	2,483.2	1,862.2
Gross margin	1,439.1	434.9
Selling, general and administrative expenses	132.4	101.7
Other operating expense	50.9	20.0
Operating earnings	1,255.8	313.2
Interest expense, net	(39.3)	(45.0)
Foreign currency transaction gain (loss)	310.7	(45.8)
Other income	0.2	3.0
Earnings from consolidated companies before income taxes	1,527.4	225.4
Provision for income taxes	372.4	59.7
Earnings from consolidated companies	1,155.0	165.7
Equity in net earnings (loss) of nonconsolidated companies	30.7	(7.5)
Net earnings including noncontrolling interests	1,185.7	158.2
Less: Net earnings attributable to noncontrolling interests	3.7	1.5
Net earnings attributable to Mosaic	$1,182.0	$156.7
Diluted net earnings per share attributable to Mosaic	$3.19	$0.41
Diluted weighted average number of shares outstanding	370.1	382.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$881.9	$769.5
Receivables, net, including affiliate receivables of $340.6 and $390.1, respectively	1,530.1	1,531.9
Inventories	3,326.5	2,741.4
Other current assets	486.9	282.5
Total current assets	6,225.4	5,325.3
Property, plant and equipment, net of accumulated depreciation of $8,579.6 and $8,238.1, respectively	12,837.6	12,475.3
Investments in nonconsolidated companies	727.2	691.8
Goodwill	1,196.4	1,172.2
Deferred income taxes	1,012.6	997.1
Other assets	1,423.9	1,374.7
Total assets	$23,423.1	$22,036.4
Liabilities and Equity
Current liabilities:
Short-term debt	$480.5	$302.8
Current maturities of long-term debt	599.7	596.6
Structured accounts payable arrangements	850.1	743.7
Accounts payable	848.7	1,260.7
Accrued liabilities	2,272.7	1,883.6
Total current liabilities	5,051.7	4,787.4
Long-term debt, less current maturities	3,377.6	3,382.2
Deferred income taxes	1,070.7	1,016.2
Other noncurrent liabilities	2,132.3	2,102.1
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,681,516 shares issued and 362,008,984 shares outstanding as of March 31, 2022, 390,815,099 shares issued and 368,732,231 shares outstanding as of December 31, 2021	3.6	3.7
Capital in excess of par value	56.6	478.0
Retained earnings	13,196.5	12,014.2
Accumulated other comprehensive loss	(1,618.3)	(1,891.8)
Total Mosaic stockholders' equity	11,638.4	10,604.1
Noncontrolling interests	152.4	144.4
Total equity	11,790.8	10,748.5
Total liabilities and equity	$23,423.1	$22,036.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$506.2	$318.8
Cash Flows from Investing Activities:
Capital expenditures	(290.5)	(288.6)
Purchases of available-for-sale securities - restricted	(57.8)	(123.7)
Proceeds from sale of available-for-sale securities - restricted	51.9	110.8
Purchases of held-to-maturity securities	—	(0.8)
Proceeds from sale of held-to-maturity securities	1.7	0.8
Other	(2.5)	(7.0)
Net cash used in investing activities	(297.2)	(308.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(643.3)	—
Proceeds from issuance of short-term debt	814.4	15.0
Payments of structured accounts payable arrangements	(462.5)	(161.0)
Proceeds from structured accounts payable arrangements	563.6	314.7
Collections of transferred receivables	446.9	86.6
Payments of transferred receivables	(375.6)	—
Payments of long-term debt	(14.1)	(114.5)
Repurchases of stock	(422.1)	—
Cash dividends paid	(40.6)	(18.9)
Other	8.3	(0.2)
Net cash used/provided by in financing activities	(125.0)	121.7
Effect of exchange rate changes on cash	31.1	(20.1)
Net change in cash, cash equivalents and restricted cash	115.1	111.9
Cash, cash equivalents and restricted cash - beginning of period	786.3	594.4
Cash, cash equivalents and restricted cash - end of period	$901.4	$706.3

	Three months ended

	March 31, 2022	March 31, 2021
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$881.9	$692.0
Restricted cash in other current assets	10.1	10.0
Restricted cash in other assets	9.4	4.3
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$901.4	$706.3

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended March 31,
	2022	2021
Net income attributable to Mosaic	$1,182.0	$156.7
Basic weighted average number of shares outstanding	366.1	379.2
Dilutive impact of share-based awards	4.0	3.6
Diluted weighted average number of shares outstanding	370.1	382.8
Basic net income per share attributable to Mosaic	$3.23	$0.41
Diluted net income per share attributable to Mosaic	$3.19	$0.41
Notable items impact on net income (loss) per share attributable to Mosaic	0.78	(0.16)
Adjusted diluted net income per share attributable to Mosaic	$2.41	$0.57

Free Cash Flow

Three months ended March 31,
2022
Net cash provided by operating activities	$506
Capital expenditures	(291)
Working capital financing	251
Free cash flow	$466

Consolidated Earnings (in millions)	Three months ended March 31,
	2022	2021
Consolidated net earnings attributable to Mosaic	$1,182	$157
Less: Consolidated interest expense, net	(40)	(45)
Plus: Consolidated depreciation, depletion and amortization	226	209
Plus: Accretion expense	20	17
Plus: Share-based compensation (income) expense	16	15
Plus: Consolidated provision for (benefit from) income taxes	372	60
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	31	(7)
Plus: Notable items	(374)	50
Adjusted EBITDA	$1,451	$560

	Three months ended
	March 31,	December 31	March 31,
Potash Earnings (in millions)	2022	2021	2021
Operating Earnings	$563	$443	$125
Plus: Depreciation, Depletion and Amortization	77	68	80
Plus: Accretion Expense	2	2	2
Plus: Foreign Exchange Gain (Loss)	17	3	15
Plus: Other Income	—	—	—
Plus: Notable Items	(8)	1	(10)
Adjusted EBITDA	$651	$517	$212

	Three months ended
	March 31,	December 31	March 31,
Phosphates Earnings (in millions)	2022	2021	2021
Operating Earnings	$493	$418	$153
Plus: Depreciation, Depletion and Amortization	120	115	102
Plus: Accretion Expense	13	13	12
Plus: Foreign Exchange Gain (Loss)	(7)	(11)	6
Plus: Other Income (Expense)	—	—	5
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	4	(3)	3
Plus: Notable Items	17	33	(4)
Adjusted EBITDA	$632	$571	$271

	Three months ended
	March 31,	December 31	March 31,
Mosaic Fertilizantes (in millions)	2022	2021	2021
Operating Earnings	$187	$195	$90
Plus: Depreciation, Depletion and Amortization	25	28	23
Plus: Accretion Expense	4	4	3
Plus: Foreign Exchange Gain (Loss)	119	(31)	(33)
Plus: Other Income	(1)	(1)	(1)
Plus: Notable Items	—	—	—
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(101)	2	22
Adjusted EBITDA	$233	$197	$104

	Three months ended
Potash Gross Margin (per tonne)	March 31,	December 31	March 31,
	2022	2021	2021
Gross margin / tonne	$323	$224	$71
Notable items in gross margin / tonne	—	—	11
Adjusted gross margin / tonne	$323	$224	$82

	Three months ended
Phosphate Gross Margin (per tonne)	March 31,	December 31	March 31,
	2022	2021	2021
Gross margin / tonne	$318	$254	$84
Notable items in gross margin / tonne	—	5	—
Adjusted gross margin / tonne	$318	$259	$84

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	March 31,	December 31	March 31,
	2022	2021	2021
Gross margin / tonne	$120	$95	$50
Notable items in gross margin / tonne	10	(10)	—
Adjusted gross margin / tonne	$130	$85	$50